Exhibit 99.1
CONTACTS:	Financial analysts Michael Doherty +1-949-673-1907 mdoherty@trestlecorp.com	Media Tim Cox / Zing Public Relations +1-650-369-7784 tim@zingpr.com

FOR IMMEDIATE RELEASE

Trestle’s MedMicro Becomes First Remote-Controlled Microscope
Installed in Denver’s The Children’s Hospital

Trestle’s internet-based system will enable physicians to
consult remotely with pathology specialists and provide better treatment

IRVINE, CA—01/12/05—Trestle Holdings Inc. (OTCBB:TLHO), a supplier of digital imaging and telemedicine applications, announced today that The Children’s Hospital (TCH), a nonprofit pediatric healthcare network located in Denver, Colorado, has selected Trestle’s internet-accessible slide-viewing solution, MedMicro, to aid its doctors in diagnosing and treating tumors and other serious diseases. TCH believes the deployment of MedMicro makes TCH the first children’s hospital in the nation to link its network of physicians and pathologists remotely with an internet-enabled microscopy system.

With the new Trestle MedMicro system installed, surgeons at The Children’s Hospital can remove a piece of a tumor, have the TCH laboratory staff place the specimen under the MedMicro microscope, and enable pathologists from the University of Colorado Health Sciences Center (UCHSC) to view the image and offer real-time consultation. According to Joel Haas, M.D., chair of The Children’s Hospital’s Pathology Department, who brought the MedMicro system to TCH in August, “Before MedMicro, we would have to courier the slide over the UCHSC, a process that could take precious hours or even days.”

MedMicro users can view different parts of a slide, focus, illuminate and magnify specific segments. As Dr. Haas explained, “I looked at a slide in California from my office computer, and the image quality was comparable to sitting down at a microscope in our lab.”

“The goal of tumor surgery,” Dr. Haas continued, “is to quickly identify the tumor type and determine the next step. This is especially crucial for our network, where we see many children with serious and unusual diseases. We will have diagnosed 75 new brain tumors this year alone. The MedMicro solution allows immediate consultation on some rare tumors requiring a UCHSC pathology specialist, enhancing our ability to rapidly provide information so our clinicians can accurately plan the next steps in patient treatment. This solution is reliable, safe and helps us to better deliver our healthcare services.”

”At The Children’s Hospital we see the use of telepathology not only as a tool to improve the efficiency and reduce the cost of a pathology practice, but as a tool that improves patient care. The ability for our systems to allow The Children’s Hospital to access remote specialized diagnostic expertise provides many treatment benefits. We are proud to be supporting Children’s critical efforts in these areas,” said Maurizio Vecchione, CEO of Trestle.

For information about MedMicro or Trestle’s other telemedicine and pathology workflow solutions, visit www.TrestleCorp.com.

About The Children’s Hospital
Founded in 1908, The Children’s Hospital is a private, not-for-profit pediatric health-care network located in Denver, Colorado and 100 percent dedicated to caring for kids. It has been ranked one of the best children’s hospitals in America by U.S. News & World Report for more than a decade. With 1,130 pediatric specialists and more than 2,300 full-time employees, Children’s is home to a number of nationally and internationally recognized medical programs.

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About Trestle Holdings Inc.
Trestle Holdings develops and sells digital imaging and telemedicine applications to the life sciences markets. The company's products link geographically dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.
Trestle’s digital imaging products have the potential to transform the pathologist’s work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images. The company's live microscopy products enable multiple physicians and scientists to remotely view, navigate, and share high-fidelity microscope images at sub-micron resolution over standard Internet connections in real time. The company’s slide scanning and imaging products perform high-speed whole-glass slide digitization for virtual microscopy applications. These slide scanning products facilitate image analysis, data management, digital workflow and data association applications for clinical and research customers. For example, for pharmaceutical companies, Trestle’s products enable improvements to the pre-clinical and clinical phases of research and development through better capture, management and analysis of tissue sample information.
Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies. Trestle’s integrated telemedicine products allow scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment of patients through real-time integration of voice, video, medical devices, and patient data.

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SAFE HARBOR STATEMENT
This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.